As filed with the Securities and Exchange Commission on December 19, 2002.
Registration No. 333-101029

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of issuer as specified in its charter)
VIRGINIA	13-1872319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
501 Merritt 7
Norwalk, CT 06856-4500
(203) 750-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
GEORGE H. PAIN, ESQ.
501 Merritt 7
Norwalk, CT 06856-4500
(203) 750-3000
(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)
With a copy to:
KRIS F. HEINZELMAN, ESQ.
Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following:  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(4)

Common Stock, $1 par value per share (2)(3)	4,665,564 shares	$14.92	$69,610,214.88	$6,404.14

(1) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457 of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act.
(2) These shares of the registrant’s common stock were previously issued to Court Square Capital Limited in connection with the registrant’s acquisition of Chase Industries Inc. This registration statement covers the possible sale of these shares, from time to time, by the holder thereof. Pursuant to Rule 457(c), with respect to these shares, the proposed maximum aggregate price per unit is assumed to be the average of the high and low sales prices of the registrant’s common stock on November 1, 2002, as reported by The New York Stock Exchange.
(3) This registration statement also relates to rights to purchase shares of the registrant’s series A participating cumulative preferred stock, $1 par value per share, which are attached to all shares of common stock. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates representing the common stock and are transferred with and only with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock and no separate consideration has been received for the rights.
(4) Calculated by multiplying the proposed maximum aggregate offering price by .000092 and previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 19, 2002

Prospectus

4,665,564 Shares

Olin Corporation

Common Stock

The 4,665,564 shares of our common stock offered pursuant to this prospectus were originally issued to Court Square Capital Limited, which we refer to as the selling shareholder, in connection with our acquisition of Chase Industries Inc., which we refer to as Chase. From time to time, the selling shareholder may sell all or some portion of these shares. In connection with the acquisition of Chase, we agreed to register the shares of our common stock received by the selling shareholder in the acquisition. We will not receive any of the proceeds from the sale by the selling shareholder of the shares of our common stock.

The selling shareholder may sell shares:

•	through the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters; and

•	at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol “OLN”. On December 16, 2002, the last reported sale price of our common stock on The New York Stock Exchange was $15.39 per share.

Our principal executive offices are located at 501 Merritt 7, Norwalk, CT 06856-4500. Our telephone number is (203) 750-3000.

Investing in our common stock involves risks. See “Risk Factors” on page 1 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                     , 2002.

RISK FACTORS

Investing in our common stock may involve a high degree of risk. When considering an investment in our common stock, you should consider carefully all of the risk factors described below and any risks that may be set forth in a prospectus supplement and the other information included or incorporated by reference in this prospectus and the prospectus supplement. All of our forward-looking statements should be considered in light of these factors.

The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Sensitivity to Global Economic Conditions and Cyclicality—Our operating results could be negatively affected during economic downturns.

The business of most of our customers, particularly our automotive, coinage, electrical connectors, telecommunications and housing customers, are, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in our customers’ businesses or in global economic conditions could result in a reduction in demand for our products and could adversely affect our results of operations or financial condition.

As a result of the depressed economic conditions beginning in the fourth quarter of 2000 and continuing throughout 2001 and into 2002,

•	our vinyls, urethanes and pulp and paper customers have had lower demand for our Chlor Alkali products and

•	our coinage, electronic connectors and telecommunications customers have had lower demand for our Metals products.

Lower demand in all three of our business segments has adversely affected our business and results of operations in 2001 and 2002, compared to 2000. Specifically, the further slowdown in the coinage and telecommunications industries have adversely affected our results of operations in our Metals segment.

Although we don’t generally sell a large percentage of our products directly to customers abroad, a large part of our financial performance is dependent upon a healthy economy beyond the United States. Our customers sell their products abroad. As a result, our business is affected by general economic conditions and other factors in Western Europe and most of East Asia, particularly China and Japan, including fluctuations in interest rates, customer demand, labor costs and other factors beyond our control. The demand for our customers’ products, and therefore, our products, is directly affected by such fluctuations. Our joint venture, Yamaha-Olin Metal Corporation, located in Japan, is particularly susceptible to these fluctuations. We cannot assure you that events having an adverse effect on the industries in which we operate will not occur or continue, such as a further downturn in the Western European, Asian or world economies, increases in interest rates, unfavorable currency fluctuations or a prolonged slowdown in the coinage, electronic connectors or telecommunications industries.

The terrorist attacks of September 11, 2001 created many economic and political uncertainties and have had a negative impact on the global economy. The long-term effects of these attacks on our future operating results and financial condition are unknown. The national and international responses to terrorist attacks and the potential for additional terrorist attacks or similar events could have further material adverse effects on the economy in general, on our industry and on our operations. For example, war with one or more Middle Eastern countries, including a United States attack on Iraq which was the subject of a Congressional Resolution in the Fall of 2002, could have numerous consequences for us and our customers.

Cyclical Pricing Pressure—Our profitability could be reduced by declines in average selling prices in the industries in which we operate, particularly declines in the electrochemical unit, which we refer to as an ECU, netback (gross price less freight, discounts, etc.).

Our historical operating results reflect the cyclical and sometimes volatile nature of the chemical, metals and ammunition industries. We experience cycles of fluctuating supply and demand in each of our business segments, particularly in the Chlor Alkali Products division, which results in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increased capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. The industry build cycle, and its impact on industry pricing, has been most pronounced in our Chlor Alkali Products segment. For example, in 1995 and 1996, the chlor alkali industry was very profitable due to a tight supply/demand balance, which resulted in both higher operating rates and higher ECU prices. Higher profits led to reinvestment to expand capacity. This new capacity became operational in 1998 and 1999, resulting in industry over-capacity. This imbalance was exacerbated by falling demand as a result of the Asian financial crisis. The supply/demand imbalance resulted in both lower operating rates and lower ECU prices, and in 1999, many chlor alkali producers had operating losses. The supply/demand balance improved due to improved economic conditions in 2000 compared to 1999, and ECU prices increased in 2000 compared to 1999. As the U.S. and world economies deteriorated in 2001 and through the first half of 2002, the chlor alkali industry again experienced a period of oversupply because of lower industry demand for both chlorine and caustic.

Price in the chlor alkali industry is a major supplier selection criterion. We have little or no ability to raise prices in this large commodity market absent a general price increase throughout the chlor alkali industry. Decreases in the average selling prices of our products could have a material adverse effect on our profitability. For example, assuming all other costs remain constant, a $10 change in our ECU netback causes a corresponding $11 million increase or decrease in our annual revenues and pre-tax profits, when we are operating at full capacity. While we strive to maintain or increase our profitability by reducing costs through improving production efficiency, by emphasizing higher margin products and by controlling selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of changes in pricing on operating results.

Because of the cyclical nature of our businesses, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results. We cannot assure you that the chlor alkali industry will not experience adverse trends in the future or that our operating results and/or financial condition will not be adversely affected by them.

Our Metals and Winchester segments are also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than the Chlor Alkali Products segment. We generally pass changes in prices for copper and other metals along to our customers as part of the negotiated price of the finished product in most of our Metals segment product lines. However, our Metals segment experiences manufacturing or pricing pressure with respect to its conversion charges, and we cannot assure you that adverse trends in pricing and margins will not affect operating results in the future. Similarly, selling prices of ammunition are affected by changes in raw material costs and customer demand, and declines in average selling prices of our Winchester segment could adversely affect our profitability.

Indebtedness—Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligation under our indebtedness.

As of September 30, 2002, we have approximately $330 million of indebtedness outstanding, excluding our guarantee of $97.5 million of indebtedness of our Sunbelt joint venture. This does not include the $140 million of available lines of credit on which we had $120 million available on that date. As of September 30, 2002, our indebtedness represented 41% of our total capitalization.

Our indebtedness could adversely affect our financial condition, limit our ability to grow and compete and prevent us from fulfilling our obligations under our indebtedness. Despite our level of indebtedness, our senior credit facility and our existing indentures permit us to borrow additional money. If we borrow more money, as we intend to do in order to grow our business, the risks related to our indebtedness could be increased significantly.

Debt Service—We may not be able to generate sufficient cash to service our debt, which may require us to refinance our indebtedness or default on our scheduled debt payments.

Our ability to generate cash depends on many factors beyond our control. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt depends on a range of economic, competitive and business factors, many of which are outside our control. We cannot assure you that our business will generate sufficient cash flow from operations. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our debt obligations.

After taking into consideration our interest-rate swaps which convert our fixed rate debt to a variable rate, at September 30, 2002 approximately 43% of our indebtedness bears interest at variable rates that are linked to short-term interest rates. If interest rates rise, our costs relative to those obligations would also rise.

Imbalance in Demand for Our Chlor Alkali Products—A loss of customers for our chlorine or caustic soda could cause an imbalance in demand for these products, which could have an adverse affect on our results of operations.

Chlorine and caustic soda are produced simultaneously and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a substantial chlorine or caustic soda customer could cause an imbalance in demand for our chlorine and caustic soda products. An imbalance in demand may require us to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since we cannot store chlorine, we may not be able to respond to an imbalance in demand for these products as quickly or efficiently as some of our competitors. If a substantial imbalance occurred, we would need to reduce prices or take other actions that could have a negative impact on our results of operations and financial condition.

Competition—We face competition from other chemical, metals and ammunition companies, which could adversely affect our revenues and financial condition.

We are in active competition with companies producing the same or similar products, as well as, in some instances, with companies producing different products designed for the same uses. With respect to certain product groups, such as ammunition and copper alloys, and with respect to certain chlor alkali products, we are among the largest manufacturers or distributors in the United States. We encounter competition in price, delivery, service, securing and maintaining customers, performance, technology, product innovation and product recognition and quality, depending on the product involved. With respect to certain products, some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, these competitors may be better able to withstand a change in conditions within the industries in which we operate and throughout the economy as a whole. If we do not compete successfully, our business, financial condition and results of operations could be adversely affected.

Environmental Costs—We have ongoing environmental costs, which could also have a material adverse effect on our financial condition.

The nature of our operations and products, including the raw materials we handle, exposes us to the risk of liabilities or claims with respect to environmental matters. We have incurred, and will continue to incur, significant costs and capital expenditures in complying with these environmental laws and regulations.

The ultimate costs and timing of environmental liabilities are difficult to predict. Liability under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. We could incur significant costs, including cleanup costs, natural resources damages, civil or criminal fines and sanctions and third-party claims, as a result of past or future violations of, or liabilities under, environmental laws. In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require us to make additional expenditures, modify or curtail our operations and/or install pollution control equipment.

Cost Control—Our profitability could be reduced if we experience higher-than-expected raw material, utility, transportation or logistics costs, or if we fail to achieve our targeted cost reductions.

Our operating results and profitability are dependent upon our continued ability to control, and in some cases further reduce, our costs. If we are unable to do so, or if costs outside of our control, particularly our costs of raw materials, utilities, transportation and similar costs increase beyond anticipated levels, our profitability will decline.

Production Hazards—Our facilities are subject to operating hazards, which may disrupt our business.

We are dependent upon the continued safe operation of our production facilities. Our production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime and environmental hazards. From time to time in the past, we have had incidents that have temporarily shut down or otherwise disrupted our manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by our customers could also result in liability if an explosion, fire, spill or other accident were to occur. We cannot assure you that we will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on our business, financial condition or results of operations.

Tax Audits—We are currently subject to ongoing tax audits, which may result in additional tax payments.

We are currently subject to ongoing audits by the Internal Revenue Service in connection with our Federal tax returns for the years from 1992 to 2000; however, we have closed all tax years through 1991. Depending on the outcome of these audits, we may be required to pay additional taxes, and any additional taxes and related interest could be substantial. We have reserved amounts which we believe will be sufficient for any adverse outcome, but the actual amount of any such additional taxes and the timing of any such payments is uncertain.

Substantial sales of our common stock could cause our stock price to decline.

If our existing shareholders, including the selling shareholder, sell a large number of shares of our common stock in the market or if the public market perceives that such a sale might occur, the market price of our common stock could decline significantly. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by an “affiliate” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

Our stock price has been, and may continue to be, volatile, which could result in losses for investors purchasing shares of our common stock. Investors may not be able to resell their shares at or above the offering price.

The trading price of our common stock has been, and may continue to be, volatile. The stock market in general and the market for companies with significant sales to clients in cyclical industries, such as chemicals, have experienced volatility. Many factors contribute to this volatility, including, but not limited to:

•	variations in our results of operations;

•	perceptions about market conditions in the industries we serve; and

•	general market conditions.

This volatility may have a significant impact on the market price of our common stock. Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to operating performance.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated herein by reference, includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this prospectus, including the information incorporated herein by reference, that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “will,” “estimate” and variations of such words and similar expressions to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

The risks, uncertainties and assumptions involved in our forward-looking statements include those discussed under the caption “Risk Factors” above and in our annual report on Form 10-K/A for the year ended December 31, 2001, which is incorporated by reference in this prospectus. You should consider all of our forward-looking statements in light of these factors. In addition, other risks and uncertainties not presently known to us or that we currently consider immaterial could affect the accuracy of our forward-looking statements.

OLIN CORPORATION

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Norwalk, Connecticut. We are a manufacturer concentrated in three business segments: Chlor Alkali products, Metals and Winchester®.

Chlor Alkali products, which represent 30% of 2001 sales, manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Metals products, which represent 49% of 2001 sales, include copper and copper alloy sheet, strip and foil, rod, welded tube, fabricated parts, metal packages and stainless steel strip. Winchester products, which represent 21% of 2001 sales, include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

Our common stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol “OLN”.

USE OF PROCEEDS

The shares of common stock covered by this prospectus are being offered by the selling shareholder and not by us. Consequently, Olin will not receive any proceeds from the sale of the shares of common stock.

SELLING SHAREHOLDER

Court Square Capital Limited owned 4,665,564 shares of our common stock, or approximately 8.2% of our outstanding shares of common stock as of September 30, 2002. This information was supplied to us by the selling shareholder and may change from time to time. Because the selling shareholder may offer all or some portion of these shares pursuant to this prospectus from time to time, and because we are not currently aware of any agreements, arrangements or undertakings with respect to the sale of these shares, we cannot predict the number of shares that will be held by the selling shareholder upon termination of this offering, if any. In addition, the selling shareholder may have sold, transferred or otherwise disposed of all or a portion of its shares in transactions exempt from the registration requirements of the Securities Act since the date on which it provided the information contained in this prospectus.

The selling shareholder was a stockholder of Chase immediately prior to Olin’s acquisition of Chase on September 27, 2002. Charles E. Corpening, who is a vice president of the selling shareholder and vice president of Citicorp Venture Capital Ltd., or CVC, an affiliate of the selling shareholder and the former beneficial owner of the selling shareholder’s interest in Chase, served as a director of Chase from May 1995 until the merger. Thomas F. McWilliams, who is a vice president and managing director of the selling shareholder and vice president and managing director of CVC, served as a director of Chase from August 1990 until the merger.

DESCRIPTION OF CAPITAL STOCK

The following statements with respect to our capital stock are subject to the detailed provisions of our Restated Articles of Incorporation, which we refer to in this prospectus as the Articles of Incorporation and our by-laws, as amended, which we refer to in this prospectus as the by-laws. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles of Incorporation, by-laws and the rights agreement, dated as of February 27, 1996, between us and Chemical Mellon Shareholder Services, LLP, now known as Mellon Investor Services LLC, which we refer to as the Olin rights agreement, each of which has been filed as an exhibit to our Annual Report on Form 10-K/A for the year ended December 31, 2001. See “Available Information” on page 12 and “Incorporation of Certain Documents by Reference” on page 13.

General

Our authorized stock consists of 120,000,000 shares of common stock, par value $1 per share and 10,000,000 shares of preferred stock, par value $1 per share, issuable in series. On October 31, 2002, there were approximately 57,330,111 shares of common stock and no shares of preferred stock outstanding. As of October 31, 2002, our board of directors had designated 250,000 shares of series A participating cumulative preferred stock, of which no shares were outstanding. These shares were designated in connection with the adoption of the Olin rights agreement.

Common Stock

Holders of common stock are entitled to dividends as declared by our board of directors from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of our business, holders of common stock are entitled to receive pro rata all our remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all our debts and liabilities.

The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

Preferred Stock

Our board of directors is authorized, without further shareholder action, to provide for the issuance from time to time of preferred stock in one or more series and, as to each series, to fix the designation, the dividend rate and the date or dates from which such dividends will be cumulative, the times when and the prices at which shares will be redeemable, the voluntary and involuntary liquidation prices, the sinking fund provisions, if any, applicable to such series, voting powers, if any, of such series, the conversion terms, if any, of such series, terms of participation in common stock dividends in excess of the preferred dividend, and any other preferences and relative, participating, optional and other special rights and qualifications, limitations and restrictions with respect to any such series. To the extent that some or all of these features may be present when shares of preferred stock are issued, they could have an adverse effect on the availability of earnings for distribution to the holders of our common stock or for other corporate purposes.

Rights Agreement

We have adopted a shareholder rights plan pursuant to a rights agreement with Chemical Mellon Shareholder Services, LLP, now known as Mellon Investor Services LLC, as rights agent. The following description of the rights agreement is subject in its entirety to the terms and conditions of the Olin rights agreement. You should read the Olin rights agreement carefully. See “Incorporation of Certain Documents By Reference”.

Under the Olin rights agreement, rights attach to each share of common stock outstanding and, when exercisable, entitle the registered holder to purchase from us one-one thousandth of a share of our series A participating cumulative preferred stock, par value $1.00 per share, at a purchase price of $240 per one-one thousandth of a share, subject to adjustment, or the “purchase price”. Our board of directors, at its option, can issue in substitution for the series A participating cumulative preferred stock, common stock in an amount per share of series A participating cumulative preferred stock equal to 1,000, subject to adjustment, if there is a sufficient number of shares of common stock authorized, but unissued. Until the distribution date referred to below, occurs, the rights are attached to and do not trade separately from our common stock. Until a right is exercised, holding a right will not give the holder any rights as a shareholder, such as the right to vote or receive dividends.

Distribution Date.    The rights will not be exercisable until the close of business on the distribution date, which is the earlier to occur of:

•
such time as we learn that a person or group, including any affiliate or associate of such person or group, has become the beneficial owner of more than 15% of the common stock then outstanding (such person or group being an “acquiring person”), unless provisions preventing accidental triggering of the rights apply or

•
the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any person, other than us, our subsidiaries or our employee benefit plans, or any person holding shares of common stock for or pursuant to the terms of any such employee benefit plan, for shares of the outstanding common stock, if upon consummation of such tender or exchange offer such person could be the beneficial owner of more than 15% of the outstanding shares of common stock.

Triggering Event and Effect of a Triggering Event.    In the event we are acquired in a merger or other business combination by an acquiring person or an associate or affiliate of an acquiring person that is not a publicly traded entity or 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an acquiring person or an associate or affiliate of an acquiring person that is not a publicly traded entity, each right will entitle its holder (subject to the next paragraph) to purchase, at the purchase price, at such holder’s option:

•
the number of shares of the surviving corporation in the transaction with such entity (which surviving corporation could be Olin) which at the time of the transaction would have a book value of twice the purchase price

•	that number of shares of such entity which at the time of the transaction would have a book value of twice the purchase price or

•
if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

Any rights that are at any time beneficially owned by an acquiring person (or any affiliate or associate of an acquiring person) will be null and void and nontransferable and any holder of any such right (including any purported transferee or subsequent holder) will be unable to exercise or transfer any such right.

Expiration Date and Redemption and Exchange.    The rights will expire on February 27, 2006, unless the rights are earlier redeemed or exchanged by us, in each case as summarized below.

At any time prior to the earlier of (1) a person or group becoming an acquiring person or (2) the expiration date our board of directors may redeem the rights in whole, but not in part, at a redemption price in cash of $.01 per right or may exchange the rights in whole, but not in part, for common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, subject to adjustment, or amend the terms of the rights, in each case without the consent of the holders of the rights, at such time, on such basis and with such conditions as our board of directors may establish. However, no amendment may decrease the redemption price of the rights or provide for an earlier expiration date of the rights.

Amendments.    At any time prior to a distribution date, we may amend the Olin rights agreement without the approval of any holder of rights, but no supplement or amendment to the Olin rights agreement can be made that reduces the redemption price, except as required by the Olin rights agreement, or provides for an earlier expiration date. From after the time the rights become exercisable, we may amend the rights agreement without the approval of any holders of rights to:

•	cure any ambiguity or to correct or supplement any provision contained in the rights agreement which might be defective or inconsistent with any other provision of the rights agreement or

•
make any other provisions in regard to matters or questions arising under the rights agreement which we might find necessary or desirable and will not adversely affect the interests of the holders of rights, other than those of an acquiring person or an affiliate or associate of an acquiring person.

Purpose and Effect of Rights.    The rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire Olin and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent shareholder interests. The provisions of the rights plan may render an unsolicited takeover of Olin more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our shareholders. The rights should not interfere with any merger or other business combination approved by our board of directors since we can redeem the rights as described above.

Series A Participating Cumulative Preferred Stock.    Shares of our series A participating cumulative preferred stock may only be purchased after the rights have become exercisable, and each share of the series A participating cumulative preferred stock:

•	is nonredeemable;

•	will have a preferential dividend in an amount equal to 1,000 times any dividend declared on each share of common stock;

•	in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to the greater of $0.01 per share or 1,000 times the payment made per share of common stock;

•	will have 1,000 votes and, except as otherwise provided by applicable law, will vote, voting together with the common stock and any other capital stock with general voting rights; and

•
in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

The rights of our series A participating cumulative preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

Virginia Law and Certain Other Provisions

Antitakeover Statutes.    We have opted out of the Virginia anti-takeover law regulating “control share acquisitions”. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or by-laws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or by-laws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. Virginia law grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

Under the Virginia anti-takeover law regulating “affiliated transactions”, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

Shareholder Action by Written Consent.    Virginia law provides that any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting by unanimous written consent of the shareholders who would be entitled to vote on the action.

Certain Provisions of the Articles of Incorporation and By-laws

Our board of directors consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of directors may not exceed 18. Our board of directors currently consists of eight directors, but the number of directors may be increased to any number, not more than eighteen directors, or decreased to any number, not less than three directors, by amendment of the by-laws. Special meetings of shareholders may be called only by our board of directors, the chairman of the board, president or the holders of a majority of the shares entitled to vote at the special meeting. Directors may be removed only with cause, and vacancies on our board of directors, including any vacancy created by an increase in the number of directors, may be filled by a plurality of the votes cast by the shares entitled to vote in the election of directors or by a majority of the directors remaining in office, even though less than a quorum. If our board of directors fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected. The by-laws require that advance notice of nominees for election as directors be made by a shareholder or shareholder proposals be given to our corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders. The provisions of the Articles of Incorporation and by-laws described above may, in certain circumstances, make more difficult or discourage a takeover of our business.

Amendments to the Articles of Incorporation

Under Virginia law, unless a Virginia corporation’s articles of incorporation provide for a greater or lesser vote, amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists.

Our articles of incorporation provide that any amendment to our articles of incorporation shall be approved by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders our board of directors shall require a greater vote.

Amendments to the By-laws

Under Virginia law, a corporation’s shareholders or board of directors may amend or repeal by-laws, except to the extent that the corporation’s articles of incorporation or Virginia law reserve the power exclusively to the shareholders. A corporation’s shareholders may amend or repeal by-laws even though the by-laws may also be amended or repealed by its board of directors.

Virginia law expressly addresses an amendment or repeal of a by-law provision that fixes a greater quorum or voting requirement for the board of directors than the quorum or voting requirement fixed by Virginia law. If the shareholders originally adopted the provision, only they may amend or repeal it. If the board of directors originally adopted the provision, either the shareholders or the board of directors may amend or repeal it.

A by-law adopted or amended by the shareholders that fixes a greater quorum or voting requirement for the board of directors may provide that it may be amended or repealed only by a specified vote of either the shareholders or the board of directors.

Our by-laws may be altered, amended or repealed by our board of directors, subject to the power of the shareholders to alter or repeal the by-laws made by the board of directors at any annual or special meeting of the shareholders.

Registration Rights and Indemnification

We entered into a Voting Agreement with the selling shareholder on May 7, 2002. Under the Voting Agreement, as amended, we agreed to file a registration statement, of which this prospectus is a part, on behalf of the selling shareholder to assist in the sale of Olin common stock received by the selling shareholder in the merger with Chase. We have agreed to use our reasonable best efforts to keep the registration statement continuously effective under the Securities Act until the earlier of (1) the sale of all of the selling shareholder’s shares of Olin common stock received in the merger and (2) the one-year anniversary of the date on which the registration statement was declared effective, subject to certain blackout periods not to exceed 45 days in any  90-day period and 120 days in any 365-day period. We have agreed to pay for the expenses related to the filing of a registration statement other than for expenses related to any transfer taxes, any underwriting discounts or selling commissions and the selling shareholder’s road show costs and attorneys’ fees. In addition, we have agreed to indemnify the selling shareholder if it is made a party or threatened to be made a party to any action, suit or proceeding, to the extent such action, suit or proceeding (i) arises out of or pertains to the selling shareholder’s capacity as a Chase common stockholder and (ii) arises out of or pertains to the Voting Agreement and the transactions contemplated by the Voting Agreement, as amended. The indemnity will not apply to the extent that claims in any action, suit or proceeding are judicially determined to arise out of a breach of the selling shareholder’s representations, warranties or covenants contained in the Voting Agreement.

PLAN OF DISTRIBUTION

The selling shareholder may from time to time sell shares of our common stock:

•	through the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

•	directly to purchasers or through agents, brokers, dealers or underwriters;

•	in a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

•	at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We cannot assure you that the selling shareholder will sell all or any of its shares under this prospectus or that the selling shareholder will not transfer, devise or gift its securities by other means not described in this prospectus.

If the selling shareholder sells shares of common stock through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

The selling shareholder and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(a)(ii) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling shareholder may be deemed an underwriter, the selling shareholder must deliver or have delivered this prospectus and any supplements to this prospectus in a manner required by the Securities Act. This might include delivery through the facilities of the New York Stock Exchange, the Chicago Stock Exchange or the Pacific Exchange in accordance with Rule 153 under the Securities Act.

Upon being notified by the selling shareholder that any material arrangement has been entered into with an underwriter, broker, dealer or agent regarding the sale of securities covered by this prospectus, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling shareholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus forms a part, will be filed with the Securities and Exchange Commission, or the SEC, to reflect the disclosure of additional information with respect to the distribution of the shares. To our knowledge, there are currently no agreements, arrangements or understandings between the selling shareholder and any underwriter, broker, dealer or agent regarding the sale by the selling shareholder of shares covered by this prospectus. Under the securities laws of some states, the shares may be sold only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with. The selling shareholder and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, or the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholder and any other person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the shares being distributed for particular periods prior to the commencement of the distribution. All of the foregoing may affect the marketability of these securities and the ability of any person or entity to engage in market-making activities with respect to these securities.

Under the terms of the Voting Agreement, as amended, the selling shareholder, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. The selling shareholder may also agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving shares of stock against certain liabilities, including liabilities arising under the Securities Act.

Under the terms of the Voting Agreement, as amended, we have also agreed to pay substantially all of the expenses in connection with the registration of these shares other than the selling shareholder’s legal and road show expenses, if any, underwriting discounts, if any, and commissions and transfer taxes, if any, relating to the sale or disposition by the selling shareholder of its shares of common stock covered by this prospectus.

In connection with the sale of shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the shares in the course of hedging their positions. The selling shareholder may also sell the shares to close out short positions, or loan or pledge the shares to broker-dealers that in turn may sell the shares.

The selling shareholder may also resell all or a portion of the shares in private placements or in open market transactions in reliance upon Rule 144 under the Securities Act, to the extent permitted by such Rule.

The selling shareholder will act independently of Olin in making decisions with respect to timing, manner and size of each sale.

AVAILABLE INFORMATION

We are subject to the information requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the public reference facilities maintained by the SEC at the Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, of which this prospectus forms a part, with respect to the securities offered hereby. For further information with respect to the securities and our business reference is made to such registration statement and to the exhibits thereto. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents (file no. 1-1070):

•	our annual report on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the SEC on August 13, 2002;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, filed with the SEC on May 14, 2002, August 13, 2002 and November 13, 2002, respectively;

•	our definitive proxy statement filed with the SEC on March 6, 2002; and

•	our current reports on Form 8-K, filed on January 10, 2002, May 8, 2002, May 9, 2002 and September 27, 2002.

All documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after December 19, 2002 and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference containing important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus, other than certain exhibits to such documents. Requests for all such copies should be directed to Secretary, Olin Corporation, 501 Merritt 7, P.O. Box 4500, Norwalk, Connecticut 06856 (Telephone: (203) 750-3000).

LEGAL MATTERS

The legality of the common stock offered hereby has been passed upon for us by Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with this offering may be passed upon for us by George H. Pain, Esq., Vice President, General Counsel and Secretary of the Company, and Cravath, Swaine & Moore, New York, New York. Mr. Pain and Cravath, Swaine & Moore may rely as to matters of Virginia law upon the opinion of Hunton & Williams. Each of Cravath, Swaine & Moore and Hunton & Williams has in the past represented and continues to represent us in other matters on a regular basis.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001 incorporated by reference herein have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of Chase Industries Inc., incorporated in this prospectus by reference to Olin’s current report on Form 8-K dated September 27, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

Filing Fee for Registration Statement	$6,404.14
Accounting Fees and Expenses	32,500.00
Legal Fees and Expenses	145,000.00
Printing and Engraving Fees	25,000.00
Miscellaneous	1,095.86
Total	$210,000.00

All of the amounts shown are estimates except for the Registration Statement filing fee. Pursuant to the terms of the Voting Agreement between us and the selling shareholder, dated as of May 7, 2002, we have agreed to pay for all of the amounts shown, except that the selling shareholder will pay approximately 14% of the legal fees and expenses, as contemplated by the Voting Agreement.

Item 15.    Indemnification of Directors and Officers.

Under Virginia law, to the extent provided in the articles of incorporation or an amendment to the by-laws approved by shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s wilful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Our by-laws provide that the directors and officers shall not be liable for monetary damages to us or our shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s wilful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that a corporation may not indemnify a director or officer if either:

•	the director or officer has been adjudged to be liable to the corporation or

•
in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

Our amended by-laws provide that we shall indemnify any director, officer or employee of Olin, or any person who, at our request, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action or proceeding (whether brought in the right of Olin or any such other corporation, entity, plan or otherwise), civil or criminal, in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer or employee of Olin, or such other corporation, entity or plan while serving at our request, whether or not he continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in wilful misconduct or a knowing violation of the criminal law.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either:

•	a majority vote of a quorum of the directors who are not parties to such proceeding,

•	if there is not a quorum of such directors, by majority vote of a committee, consisting of two or more directors who are not parties to such proceeding, duly designated by the directors,

•	by special legal counsel or

•	by the shareholders.

Our by-laws provide that any indemnification of a director, officer or employee shall be made unless:

•
the board of directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim for indemnification and who are not at the time parties to such claim (provided that there are at least five such directors), finds that the person seeking indemnification has not met the standards of conduct set forth in our by-laws or

•
if there are not five such directors, our principal Virginia legal counsel, as last designated by the board of directors before the occurrence of the event giving rise to the claim for indemnification, or in the event such Virginia legal counsel is unwilling to serve, then Virginia legal counsel mutually acceptable to us and the person seeking indemnification, delivers to us its written legal advice that, in such counsel’s opinion, the person seeking indemnification has not met the standards of conduct set forth in our by-laws.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

•	the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct,

•	he undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification and

•	a determination made on the facts then known would not preclude indemnification.

Under Virginia law, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him in connection with that proceeding.

Under our by-laws, we shall advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to us an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he is not entitled to indemnification under our by-laws. Our by-laws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking shall be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. We may refrain from, or suspend, payment of expenses if our board of directors or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in our by-laws.

Virginia law gives a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his capacity as, a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law.

Item 16.    Exhibits.

The following Exhibits are filed as part of this Registration Statement:

4	(a)	Restated Articles of Incorporation of Olin Corporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

4	(b)
Articles of Amendment to Restated Articles of Incorporation of Olin Corporation designating the series A preferred stock, par value $1 per share (incorporated by reference to Exhibit 4(c) to the Registrant’s Registration Statement on Form S-3 (File No. 33-44265)).

4	(c)
Articles of Amendment to Restated Articles of Incorporation of Olin Corporation designating the ESOP Preferred Shares, par value $1 per share (incorporated by reference to Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1989).

4	(d)	By-laws of Olin Corporation, as amended, effective January 1, 2002 (incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

4	(e)
Rights Agreement, dated as February 27, 1996, between Olin Corporation and Chemical Mellon Shareholder Services, LLP, now known as Mellon Investor Services LLC (incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A dated February 21, 1996, covering series A participating cumulative preferred stock purchase rights).

*4	(f)	Form of Certificate for shares of Common Stock.

*5		Opinion of Hunton & Williams.

23	(a)	Consent of KPMG LLP.

23	(b)	Consent of PricewaterhouseCoopers LLP.

*23	(c)	Consent of Hunton & Williams (included as part of Exhibit 5).

24		Power of Attorney (included on the signature page to the original Registration Statement filed on November 5, 2002).

99	(a)
Voting Agreement, dated as of May 7, 2002, between Olin Corporation and Court Square Capital Limited (incorporated by reference to Annex 2 to the Registrant’s Registration Statement on Form S-4
(No. 333-88990)).

99	(b)	Amendment, dated November 5, 2002, to the Voting Agreement between Olin Corporation and Court Square Capital Limited.

* Previously filed.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, or the Securities Act, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, that are incorporated by reference in the registration statement;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement unless the information required to be included in such post-effective amendment is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration statement as of the time it was declared effective.

(2)  That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on December 19, 2002.

OLIN CORPORATION

By:	/s/ GEORGE H. PAIN
George H. Pain Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph D. Rupp	President and Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2002

* Anthony W. Ruggiero	Executive Vice President and Chief Financial Officer and Director (Principal Financial Officer)	December 19, 2002

* Donald W. Griffin	Director and Chairman of the Board	December 19, 2002

* William W. Higgins	Director	December 19, 2002

* Randall W. Larrimore	Director	December 19, 2002

* Stephen F. Page	Director	December 19, 2002

* G. Jackson Ratcliffe, Jr.	Director	December 19, 2002

* Richard M. Rompala	Director	December 19, 2002

*BY: /S/ GEORGE H. PAIN George H. Pain Attorney-in fact		December 19, 2002

EXHIBIT INDEX

4	(a)	Restated Articles of Incorporation of Olin Corporation, as amended (incorporated by reference to Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997).

4	(b)
Articles of Amendment to Restated Articles of Incorporation of Olin Corporation designating the series A preferred stock, par value $1 per share (incorporated by reference to Exhibit 4(c) to the Registrant’s Registration Statement on Form S-3 (File No. 33-44265)).

4	(c)
Articles of Amendment to Restated Articles of Incorporation of Olin Corporation designating the ESOP Preferred Shares, par value $1 per share (incorporated by reference to Exhibit 4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1989).

4	(d)	By-laws of Olin Corporation, as amended, effective January 1, 2002 (incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K/A for the year ended December 31, 2001).

4	(e)
Rights Agreement, dated as February 27, 1996, between Olin Corporation and Chemical Mellon Shareholder Services, LLP, now known as Mellon Investor Services LLC (incorporated by reference to Exhibit 1 to the Registrant’s Form 8-A dated February 21, 1996, covering series A participating cumulative preferred stock purchase rights).

*4	(f)	Form of Certificate for shares of Common Stock.

*5		Opinion of Hunton & Williams.

23	(a)	Consent of KPMG LLP.

23	(b)	Consent of PricewaterhouseCoopers LLP.

*23	(c)	Consent of Hunton & Williams (included as part of Exhibit 5).

24		Power of Attorney (included on the signature page to the original Registration Statement filed on November 5, 2002).

99	(a)
Voting Agreement, dated as of May 7, 2002, between Olin Corporation and Court Square Capital Limited (incorporated by reference to Annex 2 to the Registrant’s Registration Statement on Form S-4
(No. 333-88990)).

99	(b)	Amendment, dated November 5, 2002, to the Voting Agreement between Olin Corporation and Court Square Capital Limited.

* Previously filed.